Exhibit 99.1

Fluidigm Announces First Quarter Financial Results

SOUTH SAN FRANCISCO, Calif., May 04, 2017 (GLOBE NEWSWIRE) -- Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the first quarter ended March 31, 2017.

Total revenue for the quarter was $25.5 million, a decrease of 12% from $29.0 million in the first quarter of 2016 and an increase of 2% from $25.1 million in the fourth quarter of 2016. GAAP net loss for the first quarter of 2017 was $17.2 million, compared with a GAAP net loss of $19.9 million for the first quarter of 2016. Non-GAAP net loss for the first quarter of 2017 was $9.6 million, compared with an $11.5 million non-GAAP net loss for the first quarter of 2016 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“Our first quarter revenue was in line with our expectations. Importantly, we are making meaningful progress on our initiatives and working diligently to reshape our business. We are confident that the changes we are making position Fluidigm for sustainable long-term growth. In particular, we are excited about the enthusiasm for our broadening mass cytometry portfolio as evidenced by our new system placements and growth in consumables,” said Chris Linthwaite, President and CEO.

“Also, we welcomed two new members, Nicolas Barthelemy and Carlos Paya, to our Board of Directors. Their deep industry knowledge and expertise will be instrumental in helping us accelerate key elements of our strategy. As we previously announced, John Young is retiring from the Board before the next annual meeting of stockholders. On behalf of the Board and the entire company, we thank John for his immeasurable contribution to Fluidigm,” continued Linthwaite.

First Quarter 2017 Performance
Total revenue of $25.5 million by category:

  Instrument revenue decreased 22% to $10.7 million from $13.8 million in the year ago period, primarily due to decreased revenue from single-cell genomics instruments, partially offset by increased revenue from mass cytometry systems.
  Consumables revenue decreased 9% to $10.6 million from $11.6 million in the year ago period due to lower revenue from genomics products, partially offset by increased revenue from mass cytometry reagents.
  Service revenue increased 18% to $4.2 million from $3.5 million in the year ago period driven primarily by increased revenue from post-warranty service contracts.

Product revenue of $21.3 million by market:

  Genomics product revenue of $11.4 million decreased 38% from $18.3 million in the prior year period driven primarily by lower revenue from single-cell genomics products.
  Mass cytometry product revenue of $9.9 million increased 39% from $7.1 million in the prior year period, with sales growth in both instruments and consumables. Notably, instrument revenue benefited from the fulfillment of a substantial portion of the initial orders for Imaging Mass Cytometry Systems by early-adopting customers.

Total revenue by geographic area:

Geographic Area	Revenue by Geography	Year-over-year Change	% of Total Revenue
United States	$11.8 million	(10%)	46%
Europe	$7.6 million	(18%)	30%
Asia-Pacific	$5.0 million	(17%)	20%
Other	$1.1 million	118%	4%

Product margin:

  GAAP product margin was 49.1% in the first quarter of 2017 versus 57.5% in the year ago period.  The decrease was due primarily to increased unit product costs from lower production volumes and fixed amortization of developed technology over lower revenues and, to a lesser extent, to lower average instrument selling prices and unfavorable instrument sales mix.
  Non-GAAP product margin was 66.4% in the first quarter of 2017, compared with 72.1% in the year ago period. The decrease was due primarily to increased unit product costs from lower production volumes and, to a lesser extent, to lower average instrument selling prices and unfavorable instrument sales mix. Non-GAAP product margin excludes the effects of amortization of developed technology, depreciation and amortization, and stock-based compensation expense (see accompanying table for the reconciliation of GAAP and non-GAAP product margins).

Cash, cash equivalents, and investments as of March 31, 2017:

  As of March 31, 2017, Fluidigm had $50.3 million in cash, cash equivalents, and investments, compared with $59.4 million as of December 31, 2016.

Strategic Priorities
Foster Innovation and Partnerships

  Delivering on product innovation. In March 2017, we began shipment of our Advanta™ Immuno-Oncology Gene Expression Assay, a qPCR panel set that enables profiling of genes important in tumor immunobiology for translational research, including development of new biomarker signatures from FFPE samples. Designed for use with the Biomark™ HD system, this focused panel set was optimized with input from leading academic research institutions and biopharma companies, and provides a highly efficient workflow with a wide dynamic range.
  Driving customer success. In March 2017, we held a user meeting in London with the recently announced Medical Research Council (MRC) Consortium for Mass Cytometry following successful installation of seven Helios™ systems. This meeting brought together scientists from 19 major UK research centers to share best practices and research advances fueled by mass cytometry. "By organizing the UK users meeting, Fluidigm is helping to make this vision, of pooled knowledge and shared infrastructure, a reality," said Professor Robert Beynon, PhD, academic head of the Technology Directorate at the University of Liverpool and key leader in the procurement and development of the MRC Consortium for Mass Cytometry.
  Delivering on our commitments. We enabled 11 additional early-adopting customers with imaging mass cytometry capabilities. The overall response by our early customers on the user experience and system performance has been very positive. We will continue to focus on empowering these early customers while we expand our global network to establish a strong foundational base for commercial launch.

Increase Operational Efficiency and Reduce Costs

  Strengthened information technology organization. Sudhakar Chilukuri joined in March 2017 as our Senior Vice President and Chief Information Officer to lead our global information technology organization. His priorities this year include improving operational efficiencies through technology enablement, while enhancing information technology security and integrating and automating business platforms.
  Operating with excellence. In February 2017, we completed our first International Organization for Standardization (ISO) surveillance audit at our South San Francisco and Singapore facilities, concluding with the auditor recommending re-certification under ISO 13485 and ISO 9001.
  Established a business process excellence function. Our Operations Council has developed an operational excellence plan that includes continuous improvement roadmaps across the firm.

Improve Financial Discipline and Realign Talent Capital

  Strengthening cash management. While continuing to invest in our growth initiatives, we are instilling financial discipline and reducing operating costs. Total cash outflow of $9.2 million in the first quarter of 2017 decreased sequentially with $11.8 million in the fourth quarter of 2016.
  Transforming commercial leadership. We are making solid progress in strengthening and realigning our commercial team with our strategy. We reintegrated our commercial organization last year, continued to fill high-priority commercial positions in Asia, and appointed new commercial leadership across all geographies.
  Aligning Board composition with strategic objectives. Nicolas Barthelemy and Carlos Paya joined our Board of Directors in March 2017. Their immuno-oncology expertise and extensive sales and marketing experience provide invaluable insight as we work to improve our performance and drive stockholder value. They have already made a significant contribution to the Board over the past few months.
  -  Barthelemy brings to the Board a strong track record in driving sustainable growth and business turnarounds. His deep expertise in commercial operations in the life science industry is particularly relevant to our organizational goals.
  -  Paya is a seasoned CEO, executive leader, and world-class researcher with expertise in immunology and oncology. His academic and industrial experiences in these disease research areas will be invaluable as we continue to innovate for these high-impact markets.

Second Quarter 2017 Guidance

  Total revenue for the second quarter of 2017 is projected to be in the range of $22 million to $24 million.
  GAAP operating expenses are projected to be in the range of $28 million to $29 million.
  Non-GAAP operating expenses are projected to be in the range of $24.5 million to $25.5 million, excluding stock-based compensation and depreciation and amortization expense of approximately $2.5 million and $1.1 million, respectively.
  Total cash outflow is projected to be in the range of $7.5 million to $8.5 million.

Conference Call Information
Fluidigm will host a conference call today, May 4, 2017, at 2:00 p.m. PT (5:00 p.m. ET). Individuals interested in listening to the conference call may do so by dialing (877) 556-5248 for domestic callers, or (720) 545-0029 for international callers. Please reference Conference ID 91968572. Interested parties may access the live teleconference in the Investor Relations section of the company’s website at: http://investors.fluidigm.com/events.cfm. The link will not be active until 1:45 p.m. PT (4:45 p.m. ET) on May 4, 2017.

A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), Conference ID 91968572. The conference call will also be archived on the Fluidigm Investors page at: http://investors.fluidigm.com/.

Statement Regarding Use of Non-GAAP Financial Information
Fluidigm has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the first quarters of 2017 and 2016. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Our estimates of forward-looking non-GAAP operating expenses exclude estimates for stock-based compensation expense, depreciation and amortization; loss on disposal of property and equipment; future changes relating to developed and acquired technologies; other intangible assets; and income taxes, among other items, certain of which are presented in the table accompanying our earnings release. The time and amount of certain material items needed to estimate non-GAAP financial measures are inherently unpredictable or outside of our controls to predict. Accordingly, we cannot provide a quantitative reconciliation of our non-GAAP margins without unreasonable effort. Material changes to any of these items could have a significant effect on guidance and future GAAP results. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding planned strategic initiatives and expected timing and benefits of such initiatives, the planned uses and expected benefits to customers of recently-introduced products, plans to increase operational efficiency and improve financial discipline, and projected revenues, expenses and cash flows for the second quarter of 2017. Forward‑looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to risks relating to introductions of new capital equipment products driving volatility in revenue from period to period, the future financial performance of Fluidigm product lines, particularly with respect to legacy instruments that may have contributed significant revenue in prior periods; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; Fluidigm research and development, sales, marketing, and distribution plans and capabilities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks and uncertainties and other information affecting Fluidigm’s business and operating results is contained in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2016. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm
Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for markets such as mass cytometry, high-throughput genomics, and single-cell genomics. We sell to leading academic institutions, clinical research laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multiparameter mass cytometry technology and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (https://www.facebook.com/fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Fluidigm, the Fluidigm logo, Advanta, Biomark, and Helios are trademarks or registered trademarks of Fluidigm Corporation.

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Instruments	$10,737	$13,814
Consumables	10,570	11,556
Product revenue	21,307	25,370
Service revenue	4,167	3,544
License revenue	59	89
Total revenue	25,533	29,003
Costs and expenses:
Cost of product revenue	10,851	10,787
Cost of service revenue	1,118	1,198
Research and development	8,524	10,412
Selling, general and administrative	22,576	25,475
Total costs and expenses	43,069	47,872
Loss from operations	(17,536)	(18,869)
Interest expense	(1,455)	(1,453)
Other income (expense), net	9	(324)
Loss before income taxes	(18,982)	(20,646)
Benefit from income taxes	1,780	762
Net loss	$(17,202)	$(19,884)

Net loss per share, basic and diluted	$(0.59)	$(0.69)

Shares used in computing net loss per share, basic and diluted	29,239	28,863

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2017	December 31, 2016 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,097	$35,045
Short-term investments	6,183	24,385
Accounts receivable, net	14,391	14,610
Inventories	19,715	20,114
Prepaid expenses and other current assets	1,726	2,517
Total current assets	86,112	96,671
Property and equipment, net	15,258	16,525
Other non-current assets	9,990	9,291
Developed technology, net	77,000	79,800
Goodwill	104,108	104,108
Total assets	$292,468	$306,395

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,731	$3,967
Accrued compensation and related benefits	7,735	3,996
Other accrued liabilities	9,923	12,374
Deferred revenue, current portion	9,900	9,163
Total current liabilities	31,289	29,500
Convertible notes, net	195,022	194,951
Deferred tax liability, net	20,137	21,140
Other non-current liabilities	7,517	7,571
Total liabilities	253,965	253,162
Total stockholders' equity	38,503	53,233
Total liabilities and stockholders' equity	$292,468	$306,395

(1) Derived from audited consolidated financial statements

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating activities
Net loss	$(17,202)	$(19,884)
Depreciation and amortization	1,951	1,565
Stock-based compensation expense	2,446	3,717
Amortization of developed technology	2,800	2,800
Other non-cash items	(126)	227
Changes in assets and liabilities, net	1,643	3,783
Net cash used in operating activities	(8,488)	(7,792)

Investing activities
Purchases of investments	(1,183)	(8,514)
Proceeds from sales and maturities of investments	19,375	28,532
Proceeds from sale of investment in Verinata	-	2,330
Purchases of property and equipment	(692)	(1,144)
Net cash provided by investing activities	17,500	21,204

Financing activities
Proceeds from issuance of common stock through stock plans, net of tax	3	5
Net cash provided by financing activities	3	5
Effect of foreign exchange rate fluctuations on cash and cash equivalents	37	320
Net increase in cash and cash equivalents	9,052	13,737
Cash and cash equivalents at beginning of period	35,045	29,117
Cash and cash equivalents at end of period	$44,097	$42,854

FLUIDIGM CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Net loss (GAAP)	$(17,202)	$(19,884)
Stock-based compensation expense	2,446	3,717
Amortization of developed technology (a)	2,800	2,800
Interest expense (b)	1,455	1,453
Depreciation and amortization	1,871	1,464
Benefit from acquisition related income taxes (c)	(1,003)	(1,018)
Loss on disposal of property and equipment	-	7
Net loss (Non-GAAP)	$(9,633)	$(11,461)
Shares used in net loss per share calculation -
basic and diluted (GAAP and Non-GAAP)	29,239	28,863

Net loss per share - basic and diluted (GAAP)	$(0.59)	$(0.69)
Net loss per share - basic and diluted (Non-GAAP)	$(0.33)	$(0.40)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP PRODUCT MARGIN

	Three Months Ended March 31,
	2017	2016
Product margin (GAAP)	$10,456	$14,583
Amortization of developed technology (a)	2,800	2,800
Depreciation and amortization (d)	551	539
Stock-based compensation expense (d)	340	378
Product margin (Non-GAAP)	$14,147	$18,300

Product margin percentage (GAAP)	49.1%	57.5%
Product margin percentage (Non-GAAP)	66.4%	72.1%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended March 31,
	2017	2016
Operating expenses (GAAP)	$31,100	$35,887
Stock-based compensation expense (e)	(2,106)	(3,339)
Depreciation and amortization (e)	(1,320)	(925)
Loss on disposal of property and equipment (e)	-	(7)
Operating expenses (Non-GAAP)	$27,674	$31,616

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP LOSS FROM OPERATIONS

	Three Months Ended March 31,
	2017	2016
Loss from operations (GAAP)	$(17,536)	$(18,869)
Stock-based compensation expense	2,446	3,717
Amortization of developed technology (a)	2,800	2,800
Depreciation and amortization (e)	1,871	1,464
Loss on disposal of property and equipment (e)	-	7
Loss from operations (Non-GAAP)	$(10,419)	$(10,881)

(a) represents amortization of developed technology in connection with the DVS acquisition
(b) represents interest expense on Senior Convertible Notes
(c) represents the tax impact on the purchase of intangible assets in connection with the DVS acquisition
(d) represents expense associated with cost of product revenue
(e) represents expense associated with research and development, selling, general and administrative activities

Contact:
Fluidigm Corporation

Ana Petrovic
Director, Corporate Development and Investor Relations
650 243 6628 (office)
ana.petrovic@fluidigm.com